Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-265347 and 333-261922) on Form S-3 and (No. 333-261693 and No. 333-272150) on Form S-8 of our report dated March 1, 2024, with respect to the consolidated financial statements of Vacasa, Inc.

/s/ KPMG LLP

Seattle, Washington
March 1, 2024